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EXHIBIT 4.4

PAYPAL, INC.
(FORMERLY KNOWN AS X.COM CORPORATION)

FIRST AMENDMENT TO
AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT

        This First Amendment (this "Amendment") to Amended and Restated Investors' Rights Agreement is made as of this 31st day of May, 2002, by and among PayPal, Inc. (formerly known as X.com Corporation), a Delaware corporation (the "Company"), and the stockholders listed on the attached Exhibit 1, as the holders of a majority of the Company's Registrable Securities (as such term is defined in the Rights Agreement).

RECITALS

        WHEREAS, the stockholders listed on Exhibit 1 (each, an "Investor" and collectively, the "Investors") are each a party to that certain Amended and Restated Investors' Rights Agreement dated as of August 7, 2000 (the "Rights Agreement") by and among the Company and the holders of the Company's capital stock listed on Exhibit A thereto.

        WHEREAS, pursuant to Section 3.3 of the Rights Agreement, the holders of a majority of the Registrable Securities then outstanding may amend or waive, on behalf of all holders of the Company's Registrable Securities, any term of the Rights Agreement, provided that no amendment or waiver may limit, reduce, restrict or adversely affect any Major Investor's (as such term is defined in the Rights Agreement) rights under the Rights Agreement in a manner that is different from that applicable to the other Major Investors without the written consent of such Major Investor.

        WHEREAS, the Investors are the holders of a majority of the currently outstanding shares of the Registrable Securities.

        WHEREAS, the Company and the Investors desire to amend the Rights Agreement to reduce the notice period for certain registrations, amend obligations regarding payment of registration expenses, change certain obligations of the Company regarding registering Registrable Securities, and make certain other changes as more specifically set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereby agree as follows:

1.    Amendments.

          a.    Section 1.3 of the Rights Agreement is hereby deleted in its entirety and restated as follows:

        "1.3    Company Registration.    If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within five (5) days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered."

          b.    Subsection 1.5(i) of the Rights Agreement is hereby deleted in its entirety, and restated as follows:

            "(i)  Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any."

          c.    Subsection 1.7(b) of the Rights Agreement is hereby deleted in its entirety and restated as follows:

            "(b) Company Registration.    All expenses, including underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Holders pro rata on the basis of the number of shares of securities so registered on their behalf."

          d.    Section 1.8 of the Rights Agreement is hereby deleted in its entirety and restated as follows:

            "1.8 Underwriting Requirements.    In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as (a) the underwriters determine in their sole discretion will not jeopardize the success of the offering and (b) may exceed such minimum thresholds and not exceed such limits as the Company in its sole discretion determines regarding the number of securities to be included in the registration by the Company's stockholders (including the Holders). If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below ten percent (10%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence."

          e.    Subsection 1.14(a) of the Rights Agreement is hereby deleted in its entirety and restated as follows:

            "(a) Market-Standoff Period; Agreement.    In connection with any public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder participating in such offering agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters of such public offering, provided however, that the executive officers, directors and 5% or greater stockholders of the Company participating in such offering are likewise restricted and are also parties to such agreements or similar agreements. Such agreement will be in writing in a form satisfactory to the Company and the underwriters."

2.    Miscellaneous.

          a.    Reference to and Effect on the Rights Agreement. On an after the date hereof, each reference in the Rights Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Rights Agreement, a reference to the Rights Agreement in any of such to be deemed to be a reference to the Rights Agreement as amended hereby. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect.

          b.    Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

          c.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        [Signature Page Follows]

        The parties have executed this Amendment as of the date first above written.

COMPANY:
PAYPAL, INC.
By:
Name:
(print)
Title:
Address:	303 Bryant Street Mountain View, CA 94041 Tel: 650-864-8000 Fax: 650-864-8001
INVESTORS:
Name:
By:
Title
Address:
Fax:

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  EXHIBIT 4.4
PAYPAL, INC. (FORMERLY KNOWN AS X.COM CORPORATION) FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
RECITALS
AGREEMENT